Exhibit 97

SLB LIMITED

POLICY FOR RECOVERY OF PERFORMANCE-BASED COMPENSATION
FROM SENIOR OFFICERS

The Board of Directors (the “Board”) of SLB Limited (the “Company”) has adopted this Policy for Recovery of Performance-Based Compensation from Senior Officers (the “Policy”), effective as of October 16, 2025 (the “Effective Date”). Capitalized terms used in this Policy but not otherwise defined herein are defined in Section 11.

For the avoidance of doubt, this Policy is the “Clawback Policy” as defined in the Company’s performance share unit award agreements. This policy will be administered by the Company’s Compensation Committee (the “Committee”) with assistance from the Company’s Nominating and Governance and Audit Committees, as requested.

1.
Persons Subject to Policy

This Policy applies to current Senior Officers of the Company and is an amendment and restatement of the Company’s policy on recoupment of performance-based short-term and long-term compensation. It applies to current and former Senior Officers who have departed the Company within the Three-Year Period. For the purposes of this Policy, “Senior Officers” means each person who serves as an “Executive Officer” of the Company as defined in Rule 10D‑1(d) under the Exchange Act, and includes the Company’s Named Executive Officers, other Executive Officers, Corporate Officers, Presidents, and any other recipient of SLB Performance Share Units, including advisors to the Chief Executive Officer.

2. Compensation Subject to Policy

This Policy applies to all outstanding Performance-Based Compensation and includes all compensation received on or after the Effective Date. For purposes of this Policy, the date on which Performance-Based Compensation is “received” shall be determined under the Applicable Rules, which generally provide that Performance-Based Compensation is “received” when the relevant Financial Reporting Measure applicable to the compensation is achieved or satisfied, without regard to whether the grant, vesting or payment of the Performance-Based Compensation occurs after such date.

3. Recovery of Compensation

The Committee, in its sole discretion, can determine that the Company should recover any or all Recoverable Compensation, unless the Committee has determined that recovery would be Impracticable, from any or all Senior Officers in the event of the following:

a.
From any or all Senior Officers if the Company is required to prepare a Restatement, regardless of whether the Senior Officer engaged in conduct that caused or contributed to the Restatement; and

b.
From a Senior Officer who commits an intentional and verified violation of the Company’s Code of Conduct that causes material financial or reputational harm to the Company or would cause material reputational harm to the Company.

“Recoverable Compensation” means the following:

a.
In the event of a Restatement, the amount of Performance-Based Compensation received by a current or former Senior Officer that exceeds the amount of Performance-Based Compensation that would have been received by such current or former Senior Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Rules; or

b.
In the event of violation of the Code of Conduct, any or all Performance-Based Compensation received by the Senior Officer in the three years immediately preceding the Committee’s determination of a violation; provided that, the Company shall not recover any Performance-Based Compensation received prior to the qualifying violation.

For avoidance of doubt, the Committee’s decision to recoup Recoverable Compensation does not preclude other appropriate disciplinary actions as determined by the Committee and the Board, up to and including termination.

4. Manner of Recovery; Limitation on Duplicative Recovery

The Committee shall, in its sole discretion, determine the manner of recovery of any Recoverable Compensation, which may include, without limitation, reduction or cancellation by the Company or an affiliate of the Company of equity awards or annual performance-based short-term incentive bonus payments, or reimbursement or repayment by any person subject to this Policy of the Recoverable Compensation, and, to the extent permitted by law, an offset of the Recoverable Compensation against other compensation payable by the Company or an affiliate of the Company to such person. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of Recoverable Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recovery Arrangements, the amount of Recoverable Compensation already recovered by the Company from the recipient of such Recoverable Compensation may be credited to the amount of Recoverable Compensation required to be recovered pursuant to this Policy from such person.

5. Administration

The Board has delegated to the Committee the authority to administer, interpret and construe this Policy, and the Committee is authorized to make all determinations necessary, appropriate or advisable for such purpose. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable law, including any Applicable Rules. The Board may re-vest in itself the authority to administer, interpret and construe this Policy in accordance with applicable law, and in such event references herein to the “Committee” will be deemed to be references to the Board. Subject to any permitted review by the NYSE pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Policy will be final, conclusive and binding on all persons, including the Company and its affiliates, shareholders and employees.

6. Interpretation

This Policy will be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent this Policy is inconsistent with such Applicable Rules, it will be deemed amended to the minimum extent necessary to ensure compliance therewith.

7. No Indemnification; No Liability

The Company shall not indemnify or insure any person against the loss of any Recoverable Compensation pursuant to this Policy, nor shall the Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Policy. None of the Company, an affiliate of the Company or any member of the Committee or the Board will have any liability to any person as a result of actions taken under this Policy.

8. Application; Enforceability

Except as otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to, any other clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law (the “Other Recovery Arrangements”).

9. Severability

The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and will automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

10. Amendment and Termination

The Board or the Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion. This Policy will terminate automatically when the Company does not have a class of securities listed on the NYSE.

11. Definitions

“Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the NYSE, and any applicable rules, standards or other guidance adopted by the US Securities and Exchange Commission or the NYSE.

“Code of Conduct” means the Company’s code of conduct posted on its website at https://www.slb.com/about/who-we-are/our-code-of-conduct.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including GAAP and non-GAAP financial measures, as well as stock or share price and total shareholder return.

“GAAP” means United States generally accepted accounting principles.

“Impracticable” means:

(a) the direct costs paid to third parties to assist in enforcing recovery would exceed the Recoverable Compensation, provided that the Company has:

(i) made reasonable attempts to recover the Recoverable Compensation;

(ii) documented such attempt(s); and

(iii) provided such documentation to the NYSE; or

(b) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.

“NYSE” means the New York Stock Exchange.

“Performance-Based Compensation” means, with respect to a Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received by a person: (a) after beginning service as a Senior Officer; (b) who served as a Senior Officer at any time during the performance period for that compensation; (c) while the Company has a class of its securities listed on the NYSE; and (d) during the applicable Three-Year Period.

“Restatement” means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Three-Year Period” means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.

Approved by the Board of Directors: October 16, 2025